Exhibit 99.1

ZELTIQ Aesthetics, Inc. Announces Management Transition

Chief Financial Officer to Retire; Joshua Brumm Named Chief Financial Officer

Pleasanton, Calif. – Jan. 9, 2012 – ZELTIQ® Aesthetics, Inc. (NASDAQ:ZLTQ), a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, announced today the retirement of Chief Financial Officer John Howe.

Joshua Brumm has been named Vice President and Chief Financial Officer. Mr. Brumm was previously Vice President of Corporate Development & Investor Relations. Mr. Howe has agreed to make himself available to ZELTIQ in an advisory capacity to assist in a smooth and complete transition.

Gordie Nye, President and Chief Executive Officer, said, “John Howe has been instrumental to the formation and performance of ZELTIQ as a commercial enterprise. He and I partnered closely to craft the commercial strategy, and we believe it has succeeded. We thank John for his contributions during our rapid growth as a startup company and wish him well in retirement. Josh Brumm is the natural and optimal candidate to assume the CFO position. He has been a tremendous asset in defining our worldwide market opportunity, building our strategic business model, creating our international sales infrastructure, and was instrumental in completing ZELTIQ’s IPO. He has a deep understanding of our business, financial profile, and technology. These attributes provide the management and Board of Directors with full confidence in his ability to assume this new leadership role. ”

The company will present at the 30th Annual J.P. Morgan Healthcare Conference, being held on Monday, January 9, 2012 at 1 p.m. ET/10 a.m. PT. An audio webcast of the Company’s presentation will be available by visiting the investor relations section of ZELTIQ’s website at www.coolsculpting.com. A replay of the presentation will be available for 30 days.

About ZELTIQ Aesthetics

We are a medical technology company focused on developing and commercializing products utilizing our proprietary controlled-cooling technology platform. Our first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. CoolSculpting utilizes our patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves, or surrounding tissues. We developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer within a treated fat bulge without requiring the patient to diet or exercise.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements relating to the company’s operations and operating results. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect our financial results are included in its Securities and Exchange Commission filings, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended September 30, 2011. We expressly disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

CONTACTS:

Josh Brumm

ZELTIQ Aesthetics, Inc.

Chief Financial Officer

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

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